Exhibit 99.1

FortuNet, Inc. Announces Preliminary Second Quarter 2006 Financial Results

LAS VEGAS -- August 1, 2006 -- FortuNet, Inc. (the “Company”) (Nasdaq: FNET) today announced preliminary financial results for the quarter ended June 30, 2006.

For the quarter ended June 30, 2006, revenues were approximately $3.99 million, an increase of 11.5% over the $3.58 million in revenues recorded in the same quarter last year. Gross profit for the quarter was approximately $3.45 million, an increase of 16.2% over the gross profit of $2.97 million recorded in the same quarter last year.

The Company has not obtained the necessary regulatory approvals to sell mobile gaming platforms to play traditional casino games, such as keno, poker and slots. Accordingly, all of the revenues for the quarter ended June 30, 2006 were derived from the rental or sale of equipment to play bingo. It is uncertain when, or even if, the Company will receive the necessary regulatory approvals to sell mobile gaming platforms to play traditional casino games; however, the Company does not expect to generate any revenues from the rental or sale of mobile gaming platforms to play traditional casino games until sometime in 2007.

The Company’s operating expenses during the quarter increased substantially over prior periods primarily due to expenses associated with the Company’s transition from a privately-held to a publicly-traded company. Operating expenses in the quarter were approximately $3.63 million, an increase of 67.3% over the $2.33 million in operating expenses in the second quarter of 2005. Operating expenses in the recent quarter were 12% higher than the operating expenses in the first quarter of 2006. The increased expenses include stock options to non-executive employees and stock grants to certain of the Company’s executives and financial advisors and related cash bonuses to certain of the Company’s executives. General and administrative expenses increased substantially, partly due to increased auditing and legal costs associated with being a public company and in part due to the increased compensation of the Company’s executives. Litigation costs also increased substantially as the Company continued to pursue lawsuits against two of its competitors. As a result of increased operating expenses, the Company expects to have zero cents in earnings per fully diluted share in the quarter. The Company expects the transition costs associated with becoming a public company to taper off in the third quarter of 2006.

“Our revenues and gross profit for the second quarter of 2006 grew at a healthy rate as compared to the second quarter of 2005,” commented Yuri Itkis, President and Chief Executive Officer of the Company.

Final results for the quarter will be contained in the Company’s Quarterly Report on Form 10-Q. The Company plans to have a telephone conference covering the final results of the quarter on August 15 at 1:00 P.M. Pacific Time. The phone conference call-in number is (866)-295-5950, and the participant code is 5437787#.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects,"
"forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (1) the intention to offer mobile gaming platforms to play traditional casino games in the future, (2) the expectation that the Company will not generate any revenues from the rental or sale of mobile gaming platforms to play traditional casino games until sometime in 2007, and (3) the expectation that transition costs associated with becoming a public company will taper off in the third quarter of 2006.

The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to, (1) the Company’s inability to control the process by which regulatory approval is granted to manufacture and sell mobile gaming platforms to play traditional casino games; (2) the uncertainty as to when, if at all, the Company will obtain the necessary regulatory approval to manufacture and sell mobile gaming platforms to play traditional casino games and the uncertainties associated with planning to manufacture, market and sell or lease products that have not yet been approved; and (3) the Company’s failure to accurately predict future operating expenses due to inaccuracies in assumptions or the inability to control operating expenses.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K filed on March 31, 2006, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, and should review the company’s filings with the Securities and Exchange Commission.

About FortuNet, Inc.

FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server- based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform, which will be marketed under its WIN-WINTM brand name.

Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com